Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated April 13, 1996 (except for notes E and H, as to which the date is April 26, 1996) accompanying the financial statements and our report dated April 26, 1996 accompanying the schedule of Ultra Pac, Inc. included in the Annual Report on Form 10-K for the year ended January 31, 1996, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.




/s/ Divine, Scherzer & Brody, Ltd.

St. Paul, Minnesota
April 26, 1996